EXHIBIT 10.1

AMENDMENT #3 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT #3 TO EMPLOYMENT AGREEMENT (this “Amendment #3”), dated as of June 29, 2009 is entered into by and between Merisel, Inc., a Delaware corporation (the “Company”) and Donald R. Uzzi (the “Executive”) (collectively, the “Parties”).

BACKGROUND

The Company and the Executive entered into that certain Employment Agreement dated as of November 22, 2004 (the “Original Employment Agreement”), as amended March 3, 2006 (the “Amendment”) and January 18, 2008 (the “Amendment #2” and, together with the Original Employment Agreement and the Amendment, referred to herein as the “Agreement”).  The Parties now desire to amend the Agreement pursuant to Section 17 of the Agreement, as set forth in this Amendment #3.  Capitalized terms used but not defined in this Amendment #3 have the meaning given such terms in the Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the Parties agree as follows:

1. Section 3(c) is amended in its entirety to read as follows:

“(c) Bonus.  The Executive shall be eligible for a discretionary annual bonus (the “Annual Bonus”) with a target level of 100% of the Base Salary, which Annual Bonus may be awarded by the Board or the Compensation Committee in its sole discretion.  The Board or Compensation Committee shall establish criteria for awarding the Annual Bonus, which criteria may include the achievement by the Company of specified financial performance goals, and achievement by the Executive of specified performance targets.  Notwithstanding the foregoing, the decision as to whether to grant an Annual Bonus, or any other bonus payment, is within the sole and absolute discretion of the Board or Compensation Committee.  To the extent that the Board or Compensation Committee determines to award an Annual Bonus, any Annual Bonus shall be paid in the calendar year following the year in which such Annual Bonus is earned, upon receipt of Audit Committee approval of the Company’s financial statements for the prior year.”

2. Section 4(a) is amended in its entirety to read as follows:

“(a) Termination due to Nonrenewal.  If the Executive’s employment is terminated following the Company’s delivery to the Executive of a Nonrenewal Notice, subject to the Executive’s execution of a general release of claims against the Company and its subsidiaries and affiliates (the “Company Group”) in a form satisfactory to the Company, the Executive shall be entitled to (i) the pro rata portion (determined based on a fraction, the numerator of which is the number of days from the start of the calendar year to the date of such termination and the denominator of which is 365 days) of the Annual Bonus, based upon the attainment of the applicable criteria up to the date of such termination (the “Pro Rata Annual Bonus”), for the calendar year in which such termination occurs, payable at the time Annual Bonuses are generally paid, and (ii) a lump sum payment equal to his Base Salary for a period commencing on the date of termination and ending on the twelve-month anniversary of the date of termination.  The Executive shall also be entitled to COBRA continuation coverage pursuant to Section 4(h) of this Agreement.  The Executive shall also be entitled to any Annual Bonus for a completed calendar year that has been awarded by the Board or the Compensation Committee but not yet paid at the time of such termination.  Vested Effective Date Stock Options shall remain exercisable for 90 days following the date of such termination and any vested Effective Date Stock Options not exercised within such time shall terminate.  The Executive shall have no further right to receive any other compensation or benefits after such termination.”

3. Section 4(e)(ii) is amended in its entirety, and a second sentence shall be added thereafter, to read as follows:

“(ii) a lump sum payment equal to his base salary for a period commencing on the date of termination and ending on the twelve-month anniversary of the date of termination.  The Executive shall also be entitled to COBRA continuation coverage pursuant to Section 4(h) of this Agreement.”

4. Section 4(f)(ii) is amended in its entirety, and a second sentence shall be added thereafter, to read as follows:

“(ii) a lump sum payment equal to his base salary for a period commencing on the date of termination and ending on the twelve-month anniversary of the date of termination. The Executive shall also be entitled to COBRA continuation coverage pursuant to Section 4(h) of this Agreement.”

5. A new Section 4(h) shall be added as follows:

“(h) COBRA Continuation Coverage.  Subject to the Executive’s compliance with the obligations described in this Section 4, and provided for in the Agreement, in the event that the Executive’s employment is terminated pursuant to Sections 4(a), (e) or (f) of this Agreement, the Company shall pay the monthly premiums for COBRA continuation coverage for the Executive until the earlier of (i) the twelve-month anniversary of the date of termination, or (ii) the date that the Executive becomes employed with a new employer.  In order to receive COBRA continuation coverage as set forth in this paragraph, the Executive shall cooperate with the reasonable requests of the Company relating to such COBRA continuation coverage, including, without limitation, any request to submit to medical examinations and to elect COBRA continuation coverage.”

6. Except as affected by this Amendment #3, the Agreement is unchanged and continues in full force and effect.  All references to the Agreement shall refer to the Agreement as amended by the Amendment, the Amendment #2 and this Amendment #3.  This Amendment #3 shall be binding upon and inure to the benefit of each of the Parties and their respective successors and permitted assigns.

7. This Amendment #3 may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment #3 by facsimile shall be as effective as delivery of a manually executed counterpart of this Amendment #3.

8. This Amendment #3 shall be governed by and construed in accordance with the domestic laws of the State of Delaware (without giving effect to any choice or conflict of law provision).

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IN WITNESS WHEREOF, the Company has caused this Amendment #3 to be signed pursuant to the authority of its Board of Directors and the Executive has executed this Amendment #3, as of the day and year first written above.

MERISEL, INC. By: /s/ Victor L. Cisario Name: Victor L. Cisario Title: Chief Financial Officer EXECUTIVE By: /s/ Donald R. Uzzi Donald R. Uzzi